UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — May 14, 2010 (May 11, 2010)

MDC PARTNERS INC.
(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

(416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Purchase Agreement

On May 11, 2010, MDC Partners Inc. (“MDC” or the “Company”) and its wholly-owned subsidiaries, as guarantors (the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with certain initial purchasers named therein (the “Initial Purchasers”), relating to the issuance and sale by MDC of $65 million aggregate principal amount of its 11% Senior Notes due 2016 (the “New Notes”), jointly, severally and unconditionally guaranteed on a senior unsecured basis by the Guarantors.  The New Notes were sold to the Initial Purchasers at a premium to par at an issue price of 104%, resulting in a yield-to-maturity of approximately 10%.  The New Notes are a follow-on issue (the “Follow-on Offering”) to the Company’s 11% senior unsecured notes due 2016 issued on October 23, 2009 (the “Existing Notes”).  The New Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Company will use the net proceeds of the Follow-on Offering to repay the outstanding balance under its senior secured credit facility maturing on October 23, 2014 in full and for general corporate purposes, including acquisitions.

The Purchase Agreement includes customary representations, warranties and covenants by MDC.  Under the terms of the Purchase Agreement, MDC is required to indemnify the Initial Purchasers against certain liabilities.  The Initial Purchasers and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for MDC and its affiliates, for which they received or will receive customary fees and expenses. Affiliates of certain of the Initial Purchasers served as initial purchasers of the Existing Notes.

Supplemental Indenture

The New Notes were issued as additional notes pursuant to a supplement (the “Supplemental Indenture”) to the Indenture, dated as of October 23, 2009 (the “Indenture”), among MDC, the Guarantors and The Bank of New York Mellon, as trustee. The Supplemental Indenture provides that the New Notes are identical in all terms and conditions to the Existing Notes except as to issue date, the amount of interest payable on the first interest payment date therefore, the issue price and CUSIP and ISIN numbers.

Registration Rights Agreement

On May 14, 2010, MDC entered into an Exchange and Registration Rights Agreement (the “Registration Rights Agreement”) among MDC, the Guarantors and the Initial Purchasers pursuant to which MDC agreed, to the extent the New Notes do not become freely transferable without restriction under the Securities Act, as of the fifth business day following the one year anniversary of their issuance to (i) use commercially reasonable efforts to file with the Securities and Exchange Commission a registration statement relating to an offer to exchange any and all of such New Notes for a like aggregate principal amount of debt securities and guarantees substantially identical to the New Notes that are registered under the Securities Act or (ii) in certain circumstances, register the resale of the New Notes.

If MDC fails to comply with certain of its obligations under the Registration Rights Agreement (each, a “Registration Default”), then, as liquidated damages for such Registration Default, special interest, in addition to the base interest rate of the Notes, shall accrue on all registrable securities then outstanding at a per annum rate of 0.25% for the first 90 days following such Registration Default, at a per annum rate of 0.50% for the second 90 days following such Registration Default, at a per annum rate of 0.75% for the third 90 days following such Registration Default and at a per annum rate of 1.0% thereafter for the remaining period of such Registration Default.  Other than the Company’s obligation to pay special interest, it will not have any liability for damages with respect to a Registration Default on any registrable securities.

The foregoing descriptions of the Purchase Agreement, the Supplemental Indenture and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which are filed hereto as Exhibits 1.1, 4.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

Senior Notes Offering

On May 11, 2010, MDC issued a press release announcing the pricing of the New Notes.  A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

1.1	Purchase Agreement, dated as of May 11, 2010, among the Company, the Note Guarantors and Goldman, Sachs & Co., as representative of the initial purchasers named therein.

4.1
First Supplemental Indenture, dated as of May 14, 2010, to the Indenture, dated as of October 23, 2009, among the Company, the Note Guarantors and The Bank of New York Mellon, as trustee, including the form of 11% Senior Notes due 2016.

10.1	Exchange and Registration Rights Agreement, dated as of May 14, 2010, among the Company, the Note Guarantors and Goldman, Sachs & Co., as representative of the initial purchasers named therein.

99.1	Text of press release issued by the Company on May 11, 2010, regarding the pricing of the New Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: May 14, 2010	MDC Partners Inc.

	By:	/s/ Mitchell Gendel
Mitchell Gendel, General Counsel & Corporate Secretary